EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release February 22, 2013

Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $927,000 or $0.12 diluted earnings per share for the three months ended December 31, 2012, compared to net earnings of $388,000 or $0.05 diluted earnings per share for the three months ended December 31, 2011, an increase of $539,000 or 138.9%.

The increase in net earnings for the quarter ended December 31, 2012, was primarily attributable to a $958,000 bargain purchase gain recorded on December 31, 2012, when the Company completed its acquisition of CKF Bancorp, Inc. (“CKF Bancorp,”) the parent company for Central Kentucky Federal Savings Bank (Central Kentucky FSB”) pursuant to the provisions of the Agreement of Merger dated as of November 3, 2011, and amended as of September 28, 2012. The acquisition was accounted for using the acquisition method of accounting. Because the acquisition occurred on December 31, 2012, there are no results of operations of CKF Bancorp included in the Company’s reported earnings.

Net interest income before provision for loan loss decreased $1,000 for the quarter ended December 31, 2012, remaining at $2.0 million for the December 31, 2012 and 2011 quarterly periods. A provision for losses on loans of $392,000 in the recent quarter ended resulted in a decrease in net interest income after provision for loan losses of $311,000 or 15.9%, which totaled $1.6 million at December 31, 2012, compared to $2.0 million for the prior year period. The provision for losses on loans during the recent quarter ended was intended to increase the allowance to a level that management determined appropriate after charging off $85,000 in loans during the quarter and after considering changes in the composition of the loan portfolio, which include additional non-owner-occupied one- to four-family residential loans. The change in the allowance level was made without consideration of the loan portfolio acquired in the merger, as purchased loans are recorded at their estimated fair value, which considers credit. Noninterest income totaled $1.0 million for the three months ended December 31, 2012, an increase of $986,000 from the same period in 2011, primarily due to the bargain purchase gain noted previously. Noninterest expense increased $19,000 or 1.3% to $1.4 million for the recent period due primarily to higher retirement expense.

At December 31, 2012 assets had increased $129.6 million or 58.1% to $352.5 million compared to $222.9 million at June 30, 2012. This increase was attributed primarily to the acquisition of CKF Bancorp. Total liabilities increased $122.6 million or 74.7% to $286.7 million at December 31, 2012, also primarily as a result of the acquisition of CKF Bancorp, as well as short-term borrowing to fund the acquisition of a $14.0 million U.S. Treasury note. In addition to the liabilities assumed in the acquisition of CKF Bancorp, the Company borrowed $5.1 million in FHLB advances to provide funds for the cash portion of the merger consideration. FHLB advances increased $23.9 million from $27.1 million at June 30, 2012 to $50.9 million at December 31, 2012. Subsequent to the quarter end the $14.0 million advance utilized to fund the purchase of the U.S. Treasury note was repaid with proceeds received from the maturity of the investment. Deposits increased $99.8 million or 74.2% to $234.3 million at December 31, 2012, primarily as a result of the acquisition. Given the short period of time between the closing of the CKF Bancorp acquisition and our Form 10-Q reporting deadline, we have not yet finalized determination of the fair values of assets acquired and liabilities assumed. We continue to work with our third party vendors to make that determination. Until finalized, fair values and the resultant bargain purchase gain are subject to change.

At December 31, 2011, the Company reported its book value per share as $7.71.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2012, the Company had approximately 8,529,178 shares outstanding of which approximately 55.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2012	2012
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$15,326	$5,735
Investment Securities	29,048	5,045
Loans Held for Sale	440	481
Loans, net	271,930	182,473
Other Assets	35,787	29,215
Total Assets	$352,531	$222,949
Liabilities
Deposits	$234,342	$134,552
FHLB Advances	50,948	27,065
Deferred revenue	642	648
Other Liabilities	811	1,831
Total Liabilities	286,743	164,096
Shareholders' Equity	65,788	58,853
Total Liabilities and Equity	$352,531	$222,949
Book Value Per Share	$7.71	$7.62

Condensed Consolidated Statements of Income
(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest Income	$4,839	$5,188	$2,414	$2,594
Interest Expense	814	1,198	375	554
Net Interest Income	4,025	3,990	2,039	2,040
Provision for Losses on Loans	418	82	392	82
Non-interest Income	1,126	57	1,017	31
Non-interest Expense	2,720	2,760	1,430	1,411
Income Before Income Taxes	2,013	1,205	1,234	578
Income Taxes	564	396	307	190
Net Income	$1,449	$809	$927	$388
Earnings per share:
Basic	$0.19	$0.11	$0.12	$0.05
Diluted	$0.19	$0.11	$0.12	$0.05
Weighted average outstanding shares:
Basic	7,544,654	7,544,432	7,544,233	7,547,047
Diluted	7,544,654	7,544,432	7,544,233	7,547,047